Exhibit (a)(3)

CLARION PARTNERS REAL ESTATE INCOME FUND INC.

Articles Supplementary

125 Shares

12.0% Series A Cumulative Preferred Stock

Clarion Partners Real Estate Income Fund Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Under a power contained in Article VI of the charter of the Corporation (the “Charter”), the Board of Directors of the Corporation (the “Board”), by duly adopted resolutions, reclassified and designated One Hundred and Twenty Five (125) shares of authorized but unissued Class D common stock, par value $0.001 per share, of the Corporation as 12.0% Series A Cumulative Preferred Stock, par value $0.001 per share, with the following preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption, which, upon any restatement of the Charter, shall become part of Article VI of the Charter, with any necessary or appropriate renumbering or relettering of the sections or subsections hereof:

Series A Preferred Stock

(1)    DESIGNATION AND NUMBER. A series of preferred stock, par value $0.001 per shares (the “Preferred Stock”), of the Corporation, designated the “12.0% Series A Cumulative Preferred Stock” (the “Series A Preferred Stock”), is hereby established. The total number of authorized shares of Series A Preferred Stock shall be One Hundred and Twenty Five (125).

(2)    RANK. The Series A Preferred Stock shall, with respect to dividend and redemption rights and rights upon liquidation, dissolution or winding up of the Corporation, rank senior to all classes or series of shares of common stock, par value $0.001 per share (the “Common Shares”), of the Corporation and to all other junior equity securities issued by the Corporation from time to time (together with the Common Shares, the “Junior Securities”). The term “equity securities” shall not include convertible debt securities unless and until such securities are converted into equity securities of the Corporation.

(3)    DIVIDENDS.

(a)    Each holder of the then outstanding shares of Series A Preferred Stock shall be entitled to receive, when and as authorized by the Board and declared by the Corporation, out of funds legally available for the payment of dividends, cumulative preferential cash dividends per share of Series A Preferred Stock at the rate of 12.0% per annum of the total of $1,000.00 plus all accrued and unpaid dividends thereon, subject to Section 5(c) below. Such dividends shall accrue on outstanding shares of Series A Preferred Stock on a daily basis and be cumulative from the first date on which any share of Series A Preferred Stock is issued, such issue date to be contemporaneous with the receipt by the Corporation of subscription funds for the Series A Preferred Stock (the “Original Issue Date”) , or, if any shares of Series A Preferred Stock are issued after the first dividend period, dividends on such shares shall accrue and be cumulative from the day immediately following the most recent Dividend Payment Date (as defined below) to which dividends on outstanding shares of Series A Preferred Stock have been paid in full (provided that no dividends shall accrue or be payable with respect to any share of Series A Preferred Stock for a given dividend period if such share of Series A Preferred Stock was not outstanding on the Dividend Record Date for such period) and shall be payable semi-annually in arrears on or before June 30 and December 31 of each year (each, a “Dividend Payment Date”) or, if not a business day, the next succeeding business day. Any dividend payable on the Series A Preferred Stock for any partial dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. A “dividend period” shall mean, with respect to the first “dividend period,” the period from and including the Original Issue Date to and including the first Dividend Payment Date, and with respect to each subsequent “dividend period,” the period from but excluding a Dividend Payment Date to and including the next succeeding Dividend Payment Date or other date as of which accrued dividends are to be calculated. Subject to Section 5(c) below, dividends will be payable to holders of record as they appear in the stock transfer records of the Corporation at the close of business on the applicable record date, which shall be the fifteenth day of the calendar month in which the applicable Dividend Payment Date falls or on such other date designated by the Board for the payment of dividends that is not more than 30 days prior to such Dividend Payment Date (each, a “Dividend Record Date”). Notwithstanding the foregoing and subject to Section 3(c), the Board may declare any distributions that are in arrears on the Series A Preferred Stock at any time and the Dividend Payment Date and Dividend Record Date for such distributions shall be as determined by the Board.

(b)    No dividends on shares of Series A Preferred Stock shall be declared by the Corporation or paid or set apart for payment by the Corporation at such time as the terms and provisions of any written agreement between the Corporation and any party that is not an affiliate of the Corporation, including any agreement relating to its indebtedness, prohibit such declaration, payment or setting apart for payment or provide that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law. For purposes of these Articles Supplementary, “affiliate” shall mean any party that controls, is controlled by or is under common control with the Corporation.

(c)    Notwithstanding the foregoing, dividends on the Series A Preferred Stock shall accrue whether or not the terms and provisions set forth in Section 3(b) hereof at any time prohibit the current payment of dividends, whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are authorized or declared. Furthermore, dividends will be declared and paid when due in all events to the fullest extent permitted by law and except as provided in Section 3(b) above. Accrued but unpaid dividends on the Series A Preferred Stock will accumulate as of the Dividend Payment Date on which they first become payable.

(d)    Unless full cumulative dividends on all outstanding shares of the Series A Preferred Stock have been or contemporaneously are paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods, no dividends (other than in Junior Securities) shall be paid or declared and set apart for payment, nor shall any other distribution be declared or made upon any Junior Securities, nor shall any Junior Securities be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such Junior Securities) by the Corporation (except by conversion into or exchange for other Junior Securities and except for transfers, redemptions or purchases made pursuant to Article VI or VII of the Charter). Notwithstanding anything to the contrary contained herein and for the avoidance of doubt, distributions to the holders of the Junior Securities, and repurchase of Junior Securities, shall be permitted and shall not be restricted at any time if the Corporation is not in arrears with regard to the payment of any distribution on any outstanding Series A Preferred Stock in respect of any completed distribution period through any prior Dividend Payment Date.

(e)    When dividends are not paid in full (or a sum sufficient for such full payment is not set apart) on the Series A Preferred Stock, all dividends declared upon the Series A Preferred Stock shall be declared and paid pro rata based on the number of shares of Series A Preferred Stock then outstanding.

(f)    Any dividend payment made on shares of the Series A Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable. No interest, or sum of money in lieu of interest, shall be payable in respect of any distributions or payments on the Series A Preferred Stock which may be in arrears, and holders of the Series A Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or shares, in excess of full cumulative dividends on the Series A Preferred Stock as described above.

(g)    Any dividend payment made on the Series A Preferred Stock may be made via check or electronic payment. Permissible forms of electronic payment pursuant to this paragraph shall include, without limitation, Automated Clearing House (“ACH”) transfers, direct deposits or wire transfers.

(4)    LIQUIDATION PREFERENCE.

(a)    Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation (each a “Liquidation Event”), the holders of shares of Series A Preferred Stock then outstanding will be entitled to be paid, or have the Corporation declare and set apart for payment, out of the assets of the Corporation legally available for distribution to its stockholders, before any distribution of assets is made to holders of any Junior Securities, a liquidation preference equal to the sum of the following (collectively, the “Liquidation Preference”): (i) $1,000.00 per share, (ii) all accrued and unpaid dividends thereon through and including the date of payment, and (iii) if the Liquidation Event occurs before the Redemption Premium (as defined below) right expires, the per share Redemption Premium in effect on the date of payment of the Liquidation Preference. In the event that the Corporation elects to set apart the Liquidation Preference for payment, the Series A Preferred Stock shall remain outstanding until the holders thereof are paid the full Liquidation Preference, which payment shall be made no later than immediately prior to the Corporation making its final liquidating distribution on the Junior Securities. In the event that the Redemption Premium in effect on the payment date is less than the Redemption Premium on the date that the Liquidation Preference was set apart for payment, the Corporation may make a corresponding reduction to the funds set apart for payment of the Liquidation Preference.

(b)    If, upon any such Liquidation Event, the available assets of the Corporation are insufficient to pay the full amount of the Liquidation Preference on all outstanding shares of Series A Preferred Stock, then the holders of the Series A Preferred Stock shall share ratably in any such distribution of assets in proportion to the full Liquidation Preference to which they would otherwise be respectively entitled.

(c)    After payment of the full amount of the Liquidation Preference to which they are entitled, the holders of Series A Preferred Stock will have no right or claim to any of the remaining assets of the Corporation.

(d)    Upon the Corporation’s provision of written notice as to the effective date of any such Liquidation Event, accompanied by a check or electronic payment in the amount of the full Liquidation Preference to which each record holder of the Series A Preferred Stock is entitled, the Series A Preferred Stock shall no longer be outstanding shares of the Corporation and all rights of the holders of such shares will terminate. Such notice shall be given by first class mail, postage pre-paid, or via electronic mail or any other reasonable method to each record holder of the Series A Preferred Stock at the respective addresses of such holders as the same shall appear on the share transfer records of the Corporation. Permissible forms of electronic payment pursuant to this paragraph shall include, without limitation, ACH transfers, direct deposit or wire transfers, in each case to be initiated on or before the day on which the related notice is given.

(e)    The consolidation or merger of the Corporation with or into any other business enterprise or of any other business enterprise with or into the Corporation, or the sale, lease or conveyance of all or substantially all of the assets or business of the Corporation, shall not be deemed to constitute a Liquidation Event.

(5)    REDEMPTION.

(a)    Right of Optional Redemption. The Corporation, at its option, may redeem shares of the Series A Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price per share of Series A Preferred Stock (the “Redemption Price”) equal to $1,000.00 plus all accrued and unpaid dividends thereon to and including the date fixed for redemption, plus a redemption premium per share (each, a “Redemption Premium”) calculated as follows based on the date fixed for redemption (the “Redemption Date”):

(1) until December 31, 2021, $100, and

(2) thereafter, no Redemption Premium.

If less than all of the outstanding shares of Series A Preferred Stock are to be redeemed, the shares of Series A Preferred Stock to be redeemed may be selected by any equitable method determined by the Corporation provided that such method does not result in the creation of fractional shares.

(b)    Limitations on Redemption. Unless full cumulative dividends on all shares of Series A Preferred Stock shall have been, or contemporaneously are, declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods, no shares of Series A Preferred Stock shall be redeemed or otherwise acquired, directly or indirectly, by the Corporation unless all outstanding shares of Series A Preferred Stock are simultaneously redeemed or acquired, and the Corporation shall not purchase or otherwise acquire, directly or indirectly, any Junior Securities of the Corporation (except by exchange for Junior Securities); provided, however, that the foregoing shall not prevent the redemption by the Corporation of shares pursuant to the provisions in Article VII of the Charter in order to ensure that the Corporation remains qualified as a real estate investment trust for federal income tax purposes or the purchase or acquisition of shares of Series A Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series A Preferred Stock.

(c)    Rights to Dividends on Shares Called for Redemption. Immediately prior to or upon any redemption of Series A Preferred Stock, the Corporation shall pay, in cash, any accrued and unpaid dividends to and including the Redemption Date. If the Redemption Date for any shares of Series A Preferred Stock called for redemption falls after a Dividend Record Date and prior to the corresponding Dividend Payment Date, each holder of record as of the effective time of such redemption of the shares of Series A Preferred Stock so called for redemption shall be entitled to receive only the accrued and unpaid dividends to and including the Redemption Date and, provided that the full amount of the Redemption Price (including all accrued and unpaid dividends thereon to and including the Redemption Date and any applicable Redemption Premium) has been paid or set apart pursuant to Section 5(d)(iii) below, holders of record of such shares of Series A Preferred Stock so called for redemption as of the Dividend Record Date for such a dividend shall not be entitled to receive the dividend payable on such shares on the corresponding Dividend Payment Date.

(d)    Procedures for Redemption.

(i)    Upon the Corporation’s provision of written notice as to the effective date of the redemption, accompanied by a check or electronic payment in the amount of the full Redemption Price through such effective date to which each record holder of Series A Preferred Stock to be redeemed is entitled, or the setting apart of such amount pursuant to Section 5(d)(iii) below, shares of the Series A Preferred Stock shall be redeemed and shall no longer be deemed outstanding shares of stock of the Corporation and all rights of the holders of such shares will terminate. Such notice shall be given by first class mail, postage pre-paid, or via electronic mail or any other reasonable method to each record holder of the Series A Preferred Stock at the respective addresses of such holders as the same shall appear on the stock transfer records of the Corporation. No failure to give such notice or any defect therein or in the distribution thereof shall affect the validity of the proceedings for the redemption of any shares of Series A Preferred Stock except as to the holder to whom notice was defective or not given. Permissible forms of electronic payment pursuant to this paragraph shall include, without limitation, ACH transfers, direct deposits or wire transfers, in each case to be initiated on or before the day on which the related notice is given.

(ii)    In addition to any information required by law or by the applicable rules of any exchange upon which Series A Preferred Stock may be listed or admitted to trading, such notice shall state: (A) the Redemption Date; (B) the Redemption Price; (C) the number of shares of Series A Preferred Stock to be redeemed; (D) the place or places where the Series A Preferred Stock are to be surrendered (if so required in the notice) for payment of the Redemption Price (if not otherwise included with the notice); and (E) that dividends on the shares to be redeemed will cease to accrue on such redemption date. If less than all of the shares of Series A Preferred Stock held by any holder are to be redeemed, the notice given to such holder shall also specify the number of shares of Series A Preferred Stock held by such holder to be redeemed.

(iii)    If notice of redemption of any shares of Series A Preferred Stock has been given and if the funds necessary for such redemption have been set apart by the Corporation for the benefit of the holders of any shares of Series A Preferred Stock so called for redemption, then, from and after the redemption date, dividends will cease to accrue on such shares of Series A Preferred Stock, such shares of Series A Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the Redemption Price therefor. If the Corporation shall so require and the notice of redemption shall so state, holders of Series A Preferred Stock to be redeemed shall surrender the certificates representing such Series A Preferred Stock, to the extent that such shares are certificated, at the place designated in such notice and, upon surrender in accordance with said notice of the certificates representing shares of Series A Preferred Stock so redeemed (properly endorsed or assigned for transfer, if the Corporation shall so require and the notice shall so state), such shares of Series A Preferred Stock shall be redeemed by the Corporation at the Redemption Price. In case less than all of the shares of Series A Preferred Stock represented by any such certificate are redeemed, a new certificate or certificates shall be issued representing the unredeemed shares of Series A Preferred Stock without cost to the holder thereof. In the event that the shares of Series A Preferred Stock to be redeemed are uncertificated, such shares shall be redeemed in accordance with the notice and no further action on the part of the holders of such shares shall be required.

(iv)    Any deposit of funds with a bank or trust corporation for the purpose of redeeming Series A Preferred Stock shall be irrevocable except that:

(A)    the Corporation shall be entitled to receive from such bank or trust corporation the interest or other earnings, if any, earned on any money so deposited in trust, and the holders of any shares redeemed shall have no claim to such interest or other earnings; and

(B)    any balance of monies so deposited by the Corporation and unclaimed by the holders of the Series A Preferred Stock entitled thereto at the expiration of two years from the applicable redemption dates shall be repaid, together with any interest or other earnings thereon, to the Corporation, and after any such repayment, the holders of the shares entitled to the funds so repaid to the Corporation shall look only to the Corporation for payment of the Redemption Price without interest or other earnings.

(e)    Application of Article VII. The shares of Series A Preferred Stock are subject to the provisions of Article VII of the Charter, including, without limitation, the provision for the redemption of shares to ensure that the Corporation remains qualified as a real estate investment trust for federal income tax purposes.

(f)    Status of Redeemed Shares. Any shares of Series A Preferred Stock that shall at any time have been redeemed or otherwise acquired by the Corporation shall, after such redemption or acquisition, have the status of authorized but unissued shares of Class D Common Shares.

(6)    VOTING RIGHTS.

(a)    Except for matters which do not require the vote of the holders of the Series A Preferred Stock under the Investment Company Act of 1940 (as amended, the “1940 Act”) and except as otherwise provided in the Charter or Bylaws, or as otherwise required by applicable law, (1) each holder of Series A Preferred Stock shall be entitled to one vote for each share of Series A Preferred Stock held on each matter submitted to a vote of stockholders of the Corporation, and (2) the holders of outstanding Preferred Stock and Common Stock shall vote together as a single class on all matters submitted to stockholders; provided, however, that (x) the holders of outstanding Preferred Stock shall be entitled, voting together as a separate class, to the exclusion of the holders of shares of all other classes of stock of the Corporation, to elect two directors of the Corporation at all times and (y) subject to paragraph (b) of this Section 6, the holders of outstanding

Common Stock shall be entitled, voting together as a separate class, to the exclusion of the holders of shares of all other classes of stock of the Corporation, to elect the remaining directors not elected by the holders of outstanding Preferred Stock. Subject to the foregoing rights of the holders of the Series A Preferred Stock, the identity and class (if the Board of Directors is then classified) of the nominees for such directors may be fixed by the Board of Directors.

(b)    During any period in which any one or more of the conditions described below shall exist (such period being referred to herein as a “Voting Period”), the number of directors constituting the Board of Directors shall automatically increase by the smallest number that, when added to the two directors elected exclusively by the holders of Preferred Stock would constitute a majority of the Board of Directors as so increased by such smallest number; and the holders of Preferred Stock shall be entitled, voting together as a separate class, to the exclusion of the holders of shares of all other classes of stock of the Corporation, to elect such smallest number of additional directors, together with the two directors that such holders are in any event entitled to elect. A Voting Period shall commence:

(i)    if at the close of business on any Dividend Payment Date accrued dividends (whether or not authorized or declared) on Preferred Stock equal to at least two full years’ dividends shall be due and unpaid; or

(ii)    if at any time holders of any Preferred Stock are entitled under the 1940 Act to elect a majority of the directors of the Corporation.

Upon the termination of a Voting Period, the voting rights described in this paragraph (b) of this Section 6 shall cease, subject always, however, to the revesting of such voting rights in the holders of Preferred Stock upon the further occurrence of any of the events described in this paragraph (b) of this Section 6.

(c)    As soon as practicable after the accrual of any right of the holders of Preferred Stock to elect additional directors as described in paragraph (b) of this Section 6, the Corporation shall call a special meeting of such holders of Preferred Stock, and mail a notice of such special meeting to such holders, such meeting to be held not less than 10 nor more than 30 calendar days after the date of mailing of such notice. If the Corporation fails to send such notice or if a special meeting is not called at the expense of the Corporation, it must be called by the Secretary of the Corporation upon the request of any holder of Preferred Stock. The record date for determining the holders of Preferred Stock entitled to notice of and to vote at such special meeting shall be the close of business on the fifth Business Day preceding the day on which such notice is mailed. At any such special meeting of holders of Preferred Stock at which directors are to be elected and at each annual meeting held during a Voting Period, holders of Preferred Stock, voting together as a separate class, to the exclusion of the holders of shares of all other classes of stock of the Corporation, shall be entitled to elect the number of directors prescribed in paragraph (b) of this Section 6 on a one vote per share basis.

(d)    The terms of office of all persons who are directors of the Corporation at the time of a special meeting of holders of the Series A Preferred Stock and holders of other Preferred Stock to elect directors shall continue, notwithstanding the election at such meeting by the holders of the Series A Preferred Stock and such holders of other Preferred Stock of the number of directors that they are entitled to elect, and the persons so elected by such holders, together with the two incumbent directors elected by such holders and the remaining incumbent directors, shall constitute the duly elected directors of the Corporation.

(e)    Simultaneously with the termination of a Voting Period, the terms of office of the additional directors elected by the holders of the Series A Preferred Stock and holders of other Preferred Stock pursuant to paragraph (b) of this Section 6 shall terminate, the number of directors constituting the Board of Directors shall decrease accordingly, the remaining directors shall constitute the Directors of the Corporation and the voting rights of such holders to elect additional directors pursuant to paragraph (b) of this Section 6 shall cease, subject to the provisions of the last sentence of paragraph (b) of this Section 6.

(f)    So long as any of the Series A Preferred Stock are outstanding, the Corporation will not, without the affirmative vote of the holders of a majority of the outstanding Preferred Stock determined with reference to a “majority of outstanding voting securities” as that term is defined in Section 2(a)(42) of the 1940 Act (a “1940 Act Majority”), voting as a separate class:

(i)    amend alter or repeal any of the provisions of the Charter or Bylaws if such amendment, alteration or repeal would adversely affect any privilege, preference, right or power of the Series A Preferred Stock or the holders thereof;

(ii)    enter into, become a party to, be bound by or adopt or allow to exist any agreement or instrument or any evidence of indebtedness which contains restrictive covenants intended to limit the right of the Corporation to make dividends, distributions, redemptions or repurchases of Preferred Stock (each a “Restricted Payment Covenant”) other than Restricted Payment Covenants resulting from dividends, distributions, redemptions or repurchases of Preferred Stock being blocked or restricted as a result of the occurrence of any default or event of default as such terms are defined under any such agreement or instrument). For the avoidance of doubt, an amendment to, or adoption of, a covenant in any instrument or agreement evidencing indebtedness of the Corporation shall not require the affirmative vote of a 1940 Act Majority of the holders of the Series A Preferred Stock pursuant to this Section 6(f)(ii) provided that, in the case of any amendment or adoption of a Restricted Payment Covenant, such covenant is in accordance with the foregoing sentence; or

(iii)    (a) authorize or issue any equity security of the Corporation senior to or on a parity with the Series A Preferred Stock, (b) make any amendment to the Charter which has a material adverse effect on the rights and preferences of the Series A Preferred Stock or which increases the number of authorized or issued shares of Series A Preferred Stock, or (c) reclassify the Series A Preferred Stock.

(g)    The affirmative vote of the holders of a 1940 Act Majority of the outstanding Preferred Stock, voting as a separate class, shall be required to approve any plan of reorganization (as such term is used in the 1940 Act) adversely affecting such shares or any action requiring a vote of security holders of the Corporation under Section 13(a) of the 1940 Act.

(h)    The affirmative vote of the holders of a 1940 Act Majority of the Series A Preferred Stock, voting separately as a series, shall be required with respect to any matter that materially and adversely affects the rights, preferences, or powers of the Series A Preferred Stock in a manner different from that of other separate series of classes of the Corporation’s shares of capital stock. The vote of holders of any shares described in this Section 6(h) will in each case be in addition to a separate vote of the requisite percentage of Common Stock and/or Preferred Stock, if any, necessary to authorize the action in question.

(i)    Unless otherwise required by law, holders of Series A Preferred Stock shall not have any relative rights or preferences or other special rights other than those specifically set forth herein. The holders of Series A Preferred Stock shall have no rights to cumulative voting.

(j)    The foregoing voting provisions will not apply with respect to the Series A Preferred Stock if, at or prior to the time when a vote is required, such shares have been (i) redeemed or (ii) called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

(k)    Any vote, amendment, waiver, or consent granted or to be effected by any holder of Series A Preferred Stock that has agreed to transfer such Series A Preferred Stock to the Corporation or any affiliate of the Corporation and has agreed to provide such waiver, vote, amendment or modification as a condition to such transfer shall be void and of no effect except as to such Holder.

(l)    So long as any of the shares of Preferred Stock are outstanding, the Corporation will not, without the affirmative vote of (1) the holders of a 1940 Act Majority of the outstanding Preferred Stock, voting as a separate class, and (2) the holders of a 1940 Act Majority of the Holders of the Series A Preferred Stock, voting as a separate series, create, authorize or issue shares of any class of capital stock ranking senior to the Series A Preferred Stock with respect to the payment of dividends or the distribution of assets, or any securities convertible into, or warrants, options or similar rights to purchase, acquire or receive, such shares of capital stock ranking senior to the Series A Preferred Stock or reclassify any authorized shares of capital stock of the Corporation into any shares ranking senior to the Series A Preferred Stock.

(7)    CONVERSION. The shares of Series A Preferred Stock are not convertible into or exchangeable for any other property or securities of the Corporation.

SECOND: The Series A Preferred Stock has been classified and designated by the Board under the authority contained in the Charter.

THIRD: These Articles Supplementary have been approved by the Board in the manner and by the vote required by law.

FOURTH: The undersigned President of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its President and attested to by its Secretary on this 7th day of January, 2020.

ATTEST:		Clarion Partners Real Estate Income Fund Inc.

By:	/s/ Robert I. Frenkel	By:	/s/ Jane Trust
Name:	Robert I. Frenkel	Name:	Jane Trust
Title:	Secretary	Title:	President

[Signature Page to Articles Supplementary]